EXHIBIT 10.2
REVOLVING CREDIT NOTE

March 29, 2007	$20,000,000
          FOR VALUE RECEIVED, the undersigned, R.G. BARRY CORPORATION, an Ohio corporation, promises to pay to THE HUNTINGTON NATIONAL BANK (hereinafter called the “Bank”) or order, at its office at 41 South High Street, Columbus, Ohio 43215, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000.00), or such lesser amount as is then outstanding under this Note as indicated on the records of the Bank, for money loaned with interest upon the unpaid principal balance hereof from time to time outstanding, payable, in like money and funds, in arrears on each interest due date after the date hereof.
          This Note evidences Loans made by the Bank to the undersigned and shall bear interest at the rates, respectively, as specified in the Credit Agreement described below, which is incorporated herein by reference. Interest shall be payable on each Interest Payment Date. Interest will be computed on the basis of a 360-day year for the actual number of days in each Interest Period. After an Event of Default or after maturity, whether by acceleration or otherwise, this Note shall bear interest at three percent (3%) in excess of the Prime Commercial Rate.
          This Note represents Loans made pursuant to the Bank’s Commitment under the Revolving Credit Agreement dated as of March 29, 2007 as it may be from time to time amended (the “Credit Agreement”), among the undersigned, the Bank and certain other banks and the terms and conditions set forth in the Credit Agreement shall be considered a part hereof to the same extent as if written herein, and upon the occurrence of an Event of Default as defined in the Credit Agreement then the entire principal sum and any accrued interest on this Note shall, at the option of the holder of this Note except as to any event or condition described in Section 10.1.5 or 10.1.6 of the Credit Agreement, at once and without notice become due and payable. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement. The entire unpaid principal and interest on this Note shall be due and payable on the Termination Date.
          This Note is a revolving credit subject to the terms, conditions and limitations hereof, of the Credit Agreement and until maturity (whether on the Termination Date or accelerated maturity), the undersigned may borrow and re-borrow from the Bank and the Bank may lend and re-lend to the undersigned under this Note and otherwise in accordance with the Credit Agreement such amounts not to exceed $20,000,000.00.

          The Bank is hereby authorized by the undersigned to note on the schedule attached to this Note the date, amount and type of each Loan, the interest rate and duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule shall constitute prima facie evidence of the information so noted, provided, that any failure by the Bank to make any such notation shall not relieve the undersigned of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable in accordance with the terms of this Note and the Credit Agreement.
          The undersigned may at any time, upon three (3) days prior written notice to the Bank, without penalty or premium, but subject to reimbursement of any LIBO Rate breakage costs and expenses, prepay this Note in whole or in part, with all prepayments being first applied to accrued but unpaid interest, then to any fees due under the Credit Agreement, and then to installments of principal in the inverse order of maturity.
          All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the holder of this Note.
          This Note shall be construed in accordance with and governed by the laws of the State of Ohio.

R. G. BARRY CORPORATION

By:	/s/ Daniel D. Viren

Name: Daniel D. Viren
Title: Chief Financial Officer

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